Investor Contact:	David Morimoto	Media Contact:	Wayne Kirihara
	SVP & Treasurer		SVP - Corporate Communications
	(808) 544-3627		(808) 544-3687
	david.morimoto@centralpacificbank.com		wayne.kirihara@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. REPORTS
FOURTH QUARTER 2009 RESULTS

REDUCES COMMERCIAL REAL ESTATE EXPOSURE THROUGH LOAN SALES

HONOLULU, January 29, 2010 – Central Pacific Financial Corp. (NYSE: CPF), parent company of Central Pacific Bank, today reported a net loss for the fourth quarter of 2009 of $77.8 million, or $2.64 per diluted share, compared to net income of $3.1 million, or $0.11 per diluted share, in the fourth quarter of 2008 and a net loss of $183.1 million, or $6.38 per diluted share, reported in the third quarter of 2009.   The fourth quarter net loss included an increase in the valuation allowance against net deferred tax assets totaling $32.0 million.  The net loss for the third quarter of 2009 included an increase in the valuation allowance totaling $61.4 million and a non-cash goodwill impairment charge of $50.0 million.

Fourth Quarter Highlights

▪	Sold Hawaii and California commercial real estate loans totaling $204.4 million at an aggregate discount of 18.9% compared to their book values at the time of the sales.

▪	Improved loan-to-deposit ratio to 85.8% at December 31, 2009 from 89.6% at September 30, 2009.

▪	Reduced total loans and leases to $3.1 billion at December 31, 2009, down from $3.5 billion at September 30, 2009 and $4.0 billion at December 31, 2008.

▪
Originated $372.8 million in residential mortgage loans in Hawaii during the fourth quarter, up 25.5% over the year-ago quarter, and $1.9 billion for the full year 2009, up 24.3% from 2008.  Substantially all of these loans were sold in the secondary market, primarily to Fannie Mae and Freddie Mac.

▪
Recognized total credit costs of $88.5 million in the fourth quarter, comprised primarily of a provision for loan and lease losses of $84.3 million and the write-down of a loan held for sale totaling $3.6 million.  Credit costs in the third quarter of 2009 totaled $145.1 million.

▪	Increased allowance for loan and lease losses, as a percentage of total loans and leases, to 6.70% at December 31, 2009 from 5.93% at September 30, 2009.

▪	Maintained tier 1 risk-based capital, total risk-based capital, and leverage capital ratios as of December 31, 2009 of 10.16%, 11.47%, and 7.23%, respectively.

During the fourth quarter, the Company reduced its credit risk exposure by selling $204.4 million of commercial real estate loans, comprised of $126.7 million from its Mainland portfolio and $77.7 million from its Hawaii portfolio.  These loans, of which $53.1 million were nonperforming, were sold at an aggregate discount of 18.9% compared to their book values at the time of the sales.

“While our quarterly results continue to reflect elevated credit costs, we are making progress on our near-term objectives of improving our capital position and reducing credit risk, while maintaining strong liquidity,” said Ronald K. Migita, Chairman, President, and Chief Executive Officer.  “In the fourth quarter, we reduced our exposure to the commercial real estate markets in Hawaii and California by selling more than $200 million of commercial real estate loans.  We will continue to pursue loan sales, along with other measures, to improve our asset quality.”

“Raising additional capital is also a top priority for us and we continue to make progress,” Migita added.  “We are exploring all capital raising options, including private equity placements and public offerings.  Currently, we are in discussions with potential investors.”

Earnings Highlights
Net interest income for the fourth quarter of 2009 was $38.5 million, compared to $49.1 million in the year-ago quarter and $43.5 million in the third quarter of 2009.  The net interest margin for the current quarter was 3.30%, compared to 4.03% in the year-ago quarter and 3.56% in the third quarter of 2009.  The sequential-quarter and year-over-year compression in the net interest margin was the result of lower loan yields.  Excluding the effects of interest reversals on nonaccrual loans, the net interest margin was 3.46% for the current quarter, compared to 4.04% in the year-ago quarter and 3.72% in the third quarter of 2009.

The provision for loan and lease losses in the fourth quarter of 2009 was $84.3 million, compared to $26.7 million in the year-ago quarter and $142.5 million in the third quarter of 2009.  The current quarter’s provision reflects the continued weakness in the Hawaii and California commercial real estate portfolios driven by ongoing pressure experienced by certain commercial real estate borrowers.

Other operating income totaled $11.7 million for the fourth quarter of 2009, compared to $16.9 million in the year-ago quarter and $15.4 million in the third quarter of 2009.  The decrease from the year-ago quarter was primarily due to:  (1) lower unrealized gains on outstanding interest rate locks during the current quarter totaling $3.8 million and (2) lower non-cash gains related to the ineffective portion of a cash flow hedge totaling $2.0 million.  The sequential-quarter decrease was primarily due to:  (1) lower unrealized gains on outstanding interest rate locks during the current quarter totaling $1.6 million, (2) lower non-cash gains related to the ineffective portion of a cash flow hedge totaling $1.3 million and (3) lower gains on sales of residential loans totaling $1.1 million.

Other operating expense for the fourth quarter of 2009 totaled $43.9 million, compared to $43.6 million in the year-ago quarter and $89.5 million in the third quarter of 2009.  The modest increase from the year-ago quarter reflects:  (1) higher write-downs on loans held for sale totaling $2.4 million, (2) higher legal and professional fees totaling $1.6 million, (3) higher FDIC insurance expense totaling $1.0 million and (4) the reversal of certain incentive compensation accruals in the year-ago quarter totaling $1.8 million, offset by: (1) a non-cash mortgage servicing rights impairment charge totaling $3.4 million and the recognition of a counterparty loss on a financing transaction totaling $2.8 million in the year-ago quarter and (2) lower reserves for unfunded commitments totaling $1.4 million.  The sequential-quarter decrease was primarily due to (1) the $50.0 million non-cash goodwill impairment charge recorded in the third quarter of 2009 and (2) lower foreclosed asset expense totaling $4.8 million, partially offset by: (1) higher write-downs on loans held for sale totaling $3.6 million, (2) higher reserves for unfunded commitments totaling $2.8 million and (3) higher legal and professional fees totaling $2.5 million.

The efficiency ratio for the fourth quarter of 2009 was 77.04% (excluding the write-down on loans held for sale of $3.6 million and foreclosed asset expense of $0.7 million), compared with 57.11% in the year-ago quarter (excluding the recognition of a counterparty loss on a financing transaction totaling $2.8 million, the write-down of loans held for sale totaling $1.3 million, and foreclosed asset expense of $0.7 million) and 55.82% (excluding the non-cash goodwill impairment charge of $50.0 million and foreclosed asset expense of $5.5 million) in the third quarter of 2009.  The sequential quarter increase was the result of:  (1) higher professional fees totaling $2.5 million primarily related to the maintenance of certain impaired assets, (2) a $2.8 million decrease in the reserves for unfunded commitments during the third quarter of 2009, and (3) lower net interest income and other operating income of $5.0 million and $3.7 million, respectively.

During the fourth quarter, the Company recognized an income tax benefit of $0.1 million.  The nominal income tax benefit despite the loss before income taxes of $77.9 million was due to an increase in the valuation allowance against net deferred tax assets totaling $32.0 million.

Balance Sheet Highlights
Total assets at December 31, 2009 were $4.9 billion, compared to $5.4 billion and $5.2 billion at December 31, 2008 and September 30, 2009, respectively.

Total loans and leases at December 31, 2009 were $3.1 billion, compared to $4.0 billion and $3.5 billion at December 31, 2008 and September 30, 2009, respectively.  The current quarter decrease was primarily due to a decrease in the mainland loan portfolio totaling $171.7 million and a decrease in the Hawaii construction and commercial real estate loan portfolio totaling $165.8 million.  The decrease in these portfolios was attributable to the loan sales mentioned above, as well as charge-offs and paydowns.

Total deposits at December 31, 2009 were $3.6 billion, compared to $3.9 billion at both December 31, 2008 and September 30, 2009.  Core deposits of $3.0 billion at December 31, 2009 increased by $145.8 million from a year ago and decreased by $192.6 million from September 30, 2009.  Interest-bearing demand deposits increased during the current quarter by $41.0 million, while noninterest-bearing demand deposits, savings and money market deposits, and time deposits decreased during the fourth quarter by $9.3 million, $228.7 million, and $95.0 million, respectively.

Total shareholders’ equity was $356.9 million at December 31, 2009, compared to $526.3 million and $436.6 million at December 31, 2008 and September 30, 2009, respectively.

Asset Quality
Nonperforming assets at December 31, 2009 totaled $520.8 million, or 10.65% of total assets, compared to $418.5 million, or 8.09%, of total assets at September 30, 2009.  The sequential-quarter increase reflects further deterioration in the Hawaii construction portfolios, which included net additions of $57.3 million in Hawaii residential construction loans and $49.5 million in Hawaii commercial construction loans.

Loans delinquent for 90 days or more still accruing interest decreased from $27.7 million at September 30, 2009, to $3.3 million at December 31, 2009.  In addition, loans delinquent for 30 days or more still accruing interest decreased from $53.7 million at September 30, 2009, to $51.5 million at December 31, 2009.

Net loan charge-offs in the fourth quarter of 2009 totaled $83.9 million, compared to $7.0 million in the year-ago quarter and $103.7 million in the third quarter of 2009.

The allowance for loan and lease losses as a percentage of total loans and leases was 6.70% at December 31, 2009, compared to 5.93% at September 30, 2009.  The increase was attributable to the decrease in the loan portfolio and the $84.3 million provision for loan and lease losses, offset by net loan charge-offs totaling $83.9 million.

Hawaii Construction and Commercial Real Estate Loans
At December 31, 2009, the Hawaii construction and commercial real estate loan portfolios totaled $934.2 million, Hawaii construction and commercial real estate loans held for sale totaled $10.9 million, and Hawaii construction and commercial real estate foreclosed properties totaled $9.8 million.  This portfolio decreased by $165.8 million from September 30, 2009.

Hawaii construction and commercial real estate loans represented 30.5% and 31.8% of total loans and leases at December 31, 2009, and September 30, 2009, respectively.  Of the $934.2 million balance in the Hawaii construction and commercial real estate portfolios, the allowance for loan and lease losses established for these loans was $85.0 million at December 31, 2009, or 9.10%, of the total outstanding balance.

Nonperforming assets related to this sector totaled $286.2 million at December 31, 2009, or 5.9%, of total assets.  This balance was comprised of 56 loans totaling $265.5 million at December 31, 2009, two loans held for sale to the same borrower totaling $10.9 million and two foreclosed properties totaling $9.8 million.  Nonperforming assets related to this sector totaled $176.4 million at September 30, 2009.

Mainland Construction and Commercial Real Estate Loans
At December 31, 2009, mainland construction and commercial real estate loans totaled $694.2 million, mainland construction and commercial real estate loans held for sale totaled $7.3 million, and mainland construction and commercial real estate foreclosed properties totaled $17.1 million.  The portfolio balance consisted of $493.8 million in California and $200.4 million in other Western states.  This portfolio decreased by $171.7 million from September 30, 2009.

Mainland construction and commercial real estate loans represented 22.7% and 25.0% of total loans and leases at December 31, 2009, and September 30, 2009, respectively.  Of the $694.2 million balance in the mainland construction and commercial real estate portfolio, the allowance for loan and lease losses established for these loans was $72.0 million at December 31, 2009, or 10.4%, of the total outstanding balance.

Nonperforming assets related to this sector totaled $194.6 million at December 31, 2009, or 4.0%, of total assets.  This balance was comprised of 39 loans totaling $170.2 million, two loans held for sale totaling $7.3 million, and seven foreclosed properties totaling $17.1 million.  Nonperforming assets related to this sector totaled $213.5 million at September 30, 2009.

Capital Levels
The Company’s Tier 1 risk-based capital, total risk-based capital, and leverage capital ratios were 10.16%, 11.47%, and 7.23%, respectively, at December 31, 2009.   At September 30, 2009, these capital ratios were 10.94%, 12.24%, and 8.11%, respectively.

Consolidation of Branches and Closure of California Loan Offices
In addition to announcing its fourth quarter 2009 results, the Company also announced its consolidation plan for two branch locations on Oahu due to the expiration of branch leases.  In April 2010, the branch currently located at 1018 Bethel Street in downtown Honolulu will be consolidated into the Main branch at 220 S. King Street and the branch at 1600 Kapiolani Boulevard will be consolidated into the branch at 818 Keeaumoku Street.  Both branch consolidations are subject to regulatory approval and a public comment period expiring on February 13, 2010.

“As part of our long-term plan, we want to improve upon our service delivery efficiencies by consolidating branches that are in close proximity to each other and to enhance our customer service by extending business hours at the consolidated branch locations,” said Denis Isono, Vice Chair and Chief Operations Officer.

The branch consolidation will result in a branch network of 35 locations, including 28 on Oahu, four on Maui, two on Hawaii, one on Kauai and approximately 100 ATMs throughout the State of Hawaii.  More information on the Company’s branch locations and business hours can be found at its website at www.centralpacificbank.com.

In California, the Bank’s commercial loan offices in Pasadena and Roseville will be closed at the end of March 2010.  These office closures are part of the Company’s previously announced plan to exit the California market.

The branch consolidations and closure of the two California loan offices are expected to result in annual savings of approximately $1.9 million.

Non-GAAP Financial Measures
This press release contains certain references to financial measures that have been adjusted to exclude certain expenses and other specified items.  These financial measures differ from comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) in that they exclude unusual or non-recurring charges, losses, credits or gains.  This press release identifies the specific items excluded from the comparable GAAP financial measure in the calculation of each non-GAAP financial measure.    Management believes that financial presentations excluding the impact of these items provide useful supplemental information that is important to a proper understanding of the Company’s core business results by investors.  These presentations should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial measures presented by other companies.

Conference Call and Slide Presentation
The Company’s management will host a conference call today at 1:00 p.m. Eastern Time (8:00 a.m. Hawaii Time) to discuss the quarterly results.  Individuals are encouraged to listen to the live webcast of the presentation as well as view a slide presentation by visiting the investor relations page of the Company's website at http://investor.centralpacificbank.com.  Alternatively, investors may download the slide presentation from the "Presentations" tab of the investor relations page and participate in the live call by dialing 1-800-860-2442.  A playback of the call will be available through March 2, 2010 by dialing 1-877-344-7529 (passcode: 437300) and on the Company's website.

About Central Pacific Financial Corp.
Central Pacific Financial Corp. is a Hawaii-based bank holding company with $4.9 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 37 branches and approximately 100 ATMs throughout Hawaii.  For additional information, please visit the Company’s website at http://www.centralpacificbank.com.

**********

Forward-Looking Statements
This document may contain forward-looking statements concerning projections of revenues, income/loss, earnings/loss per share, capital expenditures, dividends, capital structure, or other financial items, concerning plans and objectives of management for future operations, concerning future economic performance, or concerning any of the assumptions underlying or relating to any of the foregoing.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes”, “plans”, “intends”, “expects”, “anticipates”, “forecasts” or words of similar meaning.  While we believe that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect.  Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to: the impact of local, national, and international economies and events, including natural disasters, on the Company’s business and operations and on tourism, the military, and other major industries operating within the Hawaii market and any other markets in which the Company does business; the impact of regulatory actions on the Company including the Consent Order by the FDIC and the Hawaii Division of Financial Institutions; the impact of legislation affecting the banking industry including the Emergency Economic Stabilization Act of 2008; the impact of competitive products, services, pricing, and other competitive forces; movements in interest rates; loan delinquency rates and changes in asset quality generally; the price of the Company’s stock; volatility in the financial markets and uncertainties concerning the availability of debt or equity financing; and the impact of regulatory supervision.  For further information on factors that could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s Form 10-K/A for 2008 and Form 10-Q’s for 2009.  The Company does not update any of its forward-looking statements.

#####

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights - December 31, 2009
(Unaudited)

	Three Months Ended					Year Ended
	December 31,			%		December 31,				%
(in thousands, except per share data)	2009		2008	Change		2009		2008		Change

INCOME STATEMENT
Net income (loss)	$(77,831)		$3,145	(2574.8	) %	$(292,785)		$(138,414)		111.5%
Per share data:
Diluted (after dividends on preferred stock):
Net income (loss)	(2.64)		0.11	(2500.0)		(10.31)		(4.83)		113.5
Cash dividends	0.00		0.10	(100.0)		0.00		0.70		(100.0)

PERFORMANCE RATIOS
Return (loss) on average assets (1)	(6.18	) %	0.23%			(5.47	) %	(2.45	) %
Return (loss) on average shareholders' equity (1)	(77.26)		2.43			(51.32)		(23.07)
Net income (loss) to average tangible shareholders' equity (1)	(113.17)		3.74			(72.42)		(37.00)
Efficiency ratio (2)	77.04		57.11			63.52		53.93
Net interest margin (1)	3.30		4.03			3.62		4.02

						December 31,				%
						2009		2008		Change
BALANCE SHEET
Total assets						$4,890,484		$5,432,361		(10.0	) %
Loans and leases, net of unearned interest						3,062,942		4,030,266		(24.0)
Net loans and leases						2,857,663		3,910,388		(26.9)
Deposits						3,568,916		3,911,566		(8.8)
Total shareholders' equity						356,925		526,291		(32.2)
Book value per common share						7.52		18.32		(59.0)
Tangible book value per common share						3.31		12.04		(72.5)
Market value per common share						1.31		10.04		(87.0)
Tangible common equity ratio						2.11%		6.59%

	Three Months Ended					Year Ended
	December 31,			%		December 31,				%
	2009		2008	Change		2009		2008		Change
SELECTED AVERAGE BALANCES
Total assets	$5,041,345		$5,438,885	(7.3	) %	$5,347,958		$5,653,409		(5.4	) %
Interest-earning assets	4,695,506		4,925,836	(4.7)		4,881,865		5,100,472		(4.3)
Loans and leases, net of unearned interest	3,440,303		4,109,047	(16.3)		3,745,964		4,209,045		(11.0)
Other real estate	21,722		11,753	84.8		18,464		4,843		281.3
Deposits	3,703,562		3,787,823	(2.2)		3,890,811		3,814,809		2.0
Interest-bearing liabilities	3,947,931		4,288,187	(7.9)		4,100,406		4,380,295		(6.4)
Total shareholders' equity	402,968		517,256	(22.1)		570,544		599,861		(4.9)

						December 31,				%
						2009		2008		Change
NONPERFORMING ASSETS
Nonaccrual loans (including loans held for sale)						$493,812		$132,563		272.5%
Other real estate, net						26,954		11,220		140.2
Total nonperforming assets						520,766		143,783		262.2
Loans delinquent for 90 days or more (still accruing interest)						3,292		1,070		207.7
Restructured loans (still accruing interest)						6,310		-		0.0
Total nonperforming assets and loans delinquent for 90 days or more (still
accruing interest) and restructured loans (still accruing interest)						$530,368		$144,853		266.1

	Three Months Ended			Year Ended
	December 31,			December 31,
	2009	2008		2009	2008
Loan charge-offs	$84,835	$7,478	1034.5%	$244,746	$145,686	68.0%
Recoveries	931	433	115.0	2,308	1,847	25.0
Net loan charge-offs (recoveries)	$83,904	$7,045	1091.0	$242,438	$143,839	68.5
Net loan charge-offs to average loans (1)	9.76%	0.69%		6.47%	3.42%

				December 31,
				2009	2008
ASSET QUALITY RATIOS
Nonaccrual loans (including loans held for sale) to total loans and leases and loans held for sale				15.69%	3.26%
Nonperforming assets to total assets				10.65	2.65
Nonperforming assets, loans delinquent for 90 days or more (still accruing interest) and restructured
loans (still accruing interest) to total loans and leases, loans held for sale & other real estate				16.71	3.55
Allowance for loan and lease losses to total loans and leases				6.70	2.97
Allowance for loan and lease losses to nonaccrual loans (including loans held for sale)				41.57	90.43

(1) Annualized
(2)	Efficiency ratio is derived by dividing other operating expense excluding amortization, impairment and write-down of intangible assets, goodwill, loans held for sale and foreclosed property, loss on investment transaction and loss on sale of commercial real estate loans by net operating revenue (net interest income on a taxable equivalent basis plus other operating income before securities transactions).

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended
(Dollars in thousands, except per share data)	December 31, 2009	September 30, 2009	December 31, 2008

Net Interest Margin

Annualized net interest income for the quarter as a percentage
of quarter-to-date average interest earning assets	3.30%	3.56%	4.03%

Reversal of interest on nonaccrual loans	0.16	0.16	0.01

Net interest margin, excluding reversal of interest on nonaccrual loans	3.46%	3.72%	4.04%

Efficiency Ratio

Total operating expenses as a percentage of net operating revenue	87.05%	150.24%	65.41%
Goodwill impairment	-	(83.94)	-
Amortization and impairment of other intangible assets	(1.43)	(1.21)	(1.08)
Foreclosed asset expense	(1.39)	(9.27)	(1.05)
Write down of assets	(7.19)	-	(1.91)
Counterparty loss on a financing transaction	-	-	(4.26)

Efficiency ratio	77.04%	55.82%	57.11%

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	September 30,	December 31,
(in thousands, except per share data)	2009	2009	2008

ASSETS
Cash and due from banks	$87,897	$112,828	$107,270
Interest-bearing deposits in other banks	400,470	204,338	475
Investment securities:
Available for sale	919,655	973,364	742,600
Held to maturity (fair value of $4,804 at December 31, 2009,
$5,461 at September 30, 2009 and $8,759 at December 31, 2008)	4,704	5,332	8,697
Total investment securities	924,359	978,696	751,297

Loans held for sale	83,830	60,027	40,108
Loans and leases	3,062,942	3,457,682	4,030,266
Less allowance for loan and lease losses	205,279	204,914	119,878
Net loans and leases	2,857,663	3,252,768	3,910,388

Premises and equipment	75,189	76,511	81,059
Accrued interest receivable	14,588	16,590	20,079
Investment in unconsolidated subsidiaries	17,395	17,794	15,465
Other real estate	26,954	21,093	11,220
Goodwill	102,689	102,689	152,689
Other intangible assets	24,801	25,520	27,676
Mortgage servicing rights	20,589	19,406	12,107
Bank-owned life insurance	139,811	138,757	135,371
Federal Home Loan Bank stock	48,797	48,797	48,797
Other assets	65,452	95,696	118,360
Total assets	$4,890,484	$5,171,510	$5,432,361

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing demand	$638,328	$647,672	$627,094
Interest-bearing demand	588,396	547,414	472,269
Savings and money market	1,195,815	1,424,518	1,057,881
Time	1,146,377	1,241,327	1,754,322
Total deposits	3,568,916	3,860,931	3,911,566

Short-term borrowings	242,429	252,807	279,450
Long-tem debt	657,874	558,212	649,257
Other liabilities	54,314	52,889	55,748
Total liabilities	4,523,533	4,724,839	4,896,021

Equity:
Preferred stock, no par value, authorized 1,000,000 shares;
issued and outstanding 135,000 shares at December 31, 2009
and September 30, 2009, none at December 31, 2008	128,975	128,606	-
Common stock, no par value, authorized 185,000,000 shares; issued and outstanding 30,328,764 shares at December 31, 2009, 30,329,123
shares at September 30, 2009 and 28,732,259 at December 31, 2008	405,355	406,312	403,176
Surplus	63,075	62,837	55,963
Retained earnings (accumulated deficit)	(236,969)	(157,088)	63,762
Accumulated other comprehensive gain (loss)	(3,511)	(4,028)	3,390
Total shareholders' equity	356,925	436,639	526,291
Non-controlling interest	10,026	10,032	10,049
Total equity	366,951	446,671	536,340
Total liabilities and equity	$4,890,484	$5,171,510	$5,432,361

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(In thousands, except per share data)	2009	2009	2008	2009	2008

Interest income:
Interest and fees on loans and leases	$42,256	$48,594	$62,988	$201,573	$263,183
Interest and dividends on investment securities:
Taxable interest	8,837	9,768	7,518	36,392	34,793
Tax-exempt interest	766	937	1,217	4,020	5,373
Dividends	3	2	2	10	44
Interest on deposits in other banks	116	106	1	233	12
Interest on federal funds sold and securities purchased under agreements to resell	-	3	7	9	83
Dividends on Federal Home Loan Bank stock	-	-	-	-	464
Total interest income	51,978	59,410	71,733	242,237	303,952

Interest expense:
Demand	311	364	293	1,351	860
Savings and money market	2,401	3,250	2,592	11,928	12,528
Time	4,936	6,218	11,550	29,267	48,917
Interest on short-term borrowings	132	144	700	548	6,563
Interest on long-term debt	5,661	5,982	7,468	24,621	33,129
Total interest expense	13,441	15,958	22,603	67,715	101,997

Net interest income	38,537	43,452	49,130	174,522	201,955
Provision for loan and lease losses	84,269	142,496	26,696	327,839	171,668
Net interest income (loss) after provision for loan and lease losses	(45,732)	(99,044)	22,434	(153,317)	30,287

Other operating income:
Service charges on deposit accounts	3,921	4,052	3,982	15,458	14,738
Other service charges and fees	3,734	3,549	3,436	14,187	14,062
Income from fiduciary activities	916	874	981	3,759	3,921
Equity in earnings of unconsolidated subsidiaries	146	134	44	759	561
Fees on foreign exchange	153	170	217	584	665
Investment securities gains (losses)	244	(169)	-	(2,639)	265
Income from bank-owned life insurance	1,066	1,599	1,273	5,249	4,876
Loan placement fees	234	188	247	982	814
Net gains (losses) on sales of residential loans	1,974	3,060	1,871	13,582	7,717
Other	(697)	1,982	4,837	5,492	7,189
Total other operating income	11,691	15,439	16,888	57,413	54,808

Other operating expense:
Salaries and employee benefits	15,820	16,582	13,449	66,346	67,019
Net occupancy	3,775	3,260	3,384	13,415	12,764
Equipment	1,510	1,497	1,474	6,081	5,722
Amortization and impairment of intangible assets	1,570	1,582	4,725	6,123	8,412
Communication expense	1,116	1,087	1,119	4,317	4,484
Legal and professional services	5,470	2,957	3,901	13,989	12,138
Computer software expense	858	818	909	3,428	3,446
Advertising expense	850	948	960	3,266	3,358
Goodwill impairment	-	50,000	-	50,000	94,279
Foreclosed asset expense	699	5,523	703	8,651	7,360
Loss on sale of commercial real estate loans	-	-	-	-	1,874
Write down of assets	3,624	-	1,272	4,963	23,796
Other	8,575	5,239	11,718	36,297	28,170
Total other operating expense	43,867	89,493	43,614	216,876	272,822

Loss before income taxes	(77,908)	(173,098)	(4,292)	(312,780)	(187,727)
Income tax expense (benefit)	(77)	10,043	(7,437)	(19,995)	(49,313)
Net income (loss)	(77,831)	(183,141)	3,145	(292,785)	(138,414)

Per common share data:
Basic earnings (loss) per share	$(2.64)	$(6.38)	$0.11	$(10.31)	$(4.83)
Diluted earnings (loss) per share (after dividends and accretion on preferred stock)	(2.64)	(6.38)	0.11	(10.31)	(4.83)
Cash dividends declared	-	-	0.10	-	0.70

Basic weighted average shares outstanding	30,267	29,030	28,673	29,170	28,669
Diluted weighted average shares outstanding	30,267	29,030	28,703	29,170	28,669

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Average Balances, Interest Income & Expense, Yields and Rates (Taxable Equivalent)

	Three Months Ended			Three Months Ended			Year Ended			Year Ended
(Dollars in thousands)	December 31, 2009			December 31, 2008			December 31, 2009			December 31, 2008
	Average	Average		Average	Average		Average	Average		Average	Average
	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest

Assets:
Interest earning assets:
Interest-bearing deposits in other banks	$264,874	0.17%	$116	$3,839	0.10%	$1	$126,200	0.18%	$233	$1,500	0.78%	$12
Federal funds sold & securities purchased
under agreements to resell	0	0.00%	0	4,279	0.59%	7	7,144	0.13%	9	4,532	1.83%	83
Taxable investment securities, excluding
valuation allowance	866,792	4.08%	8,840	630,811	4.77%	7,520	851,298	4.28%	36,402	692,610	5.03%	34,837
Tax-exempt investment securities,
excluding valuation allowance	74,740	6.31%	1,179	129,063	5.80%	1,872	102,462	6.04%	6,185	143,988	5.74%	8,266
Loans and leases, net of unearned income	3,440,303	4.88%	42,256	4,109,047	6.11%	62,988	3,745,964	5.38%	201,573	4,209,045	6.25%	263,183
Federal Home Loan Bank stock	48,797	0.00%	0	48,797	0.00%	0	48,797	0.00%	0	48,797	0.95%	464
Total interest earning assets	4,695,506	4.44%	52,391	4,925,836	5.86%	72,388	4,881,865	5.01%	244,402	5,100,472	6.02%	306,845
Nonearning assets	345,839			513,049			466,093			552,937
Total assets	$5,041,345			$5,438,885			$5,347,958			$5,653,409

Liabilities & Equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$586,401	0.21%	$311	$461,994	0.25%	$293	$544,910	0.25%	$1,351	$463,776	0.19%	$860
Savings and money market deposits	1,299,120	0.73%	2,401	1,041,151	0.99%	2,592	1,319,228	0.90%	11,928	1,094,690	1.14%	12,528
Time deposits under $100,000	553,230	1.92%	2,674	764,295	2.85%	5,467	631,482	2.45%	15,446	639,794	2.91%	18,618
Time deposits $100,000 and over	641,583	1.40%	2,262	948,495	2.55%	6,083	800,303	1.73%	13,821	1,023,852	2.96%	30,299
Short-term borrowings	241,119	0.22%	132	308,208	0.91%	700	187,720	0.29%	548	292,466	2.24%	6,563
Long-term debt	626,478	3.58%	5,661	764,044	3.89%	7,468	616,763	3.99%	24,621	865,717	3.83%	33,129
Total interest-bearing liabilities	3,947,931	1.35%	13,441	4,288,187	2.10%	22,603	4,100,406	1.65%	67,715	4,380,295	2.33%	101,997
Noninterest-bearing deposits	623,228			571,888			594,888			592,697
Other liabilities	57,189			51,502			72,083			70,496
Total liabilities	4,628,348			4,911,577			4,767,377			5,043,488
Shareholders' equity	402,968			517,256			570,544			599,861
Non-controlling interest	10,029			10,052			10,037			10,060
Total equity	412,997			527,308			580,581			609,921
Total liabilities & equity	$5,041,345			$5,438,885			$5,347,958			$5,653,409

Net interest income			$38,950			$49,785			$176,687			$204,848

Net interest margin		3.30%			4.03%			3.62%			4.02%